Exhibit 99.1

FOR IMMEDIATE RELEASE
April 19, 2004
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP REPORTS
QUARTERLY EARNINGS

     Munster, Indiana — The NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported earnings of $1.5 million for the quarter ended March 31, 2004, compared to $1.4 million for the same period a year earlier. This current quarter’s earnings represent a 2% increase over the prior year. For the quarter ended March 31, 2004, both earnings per basic and diluted share were $0.53. In addition, for the quarter ended March 31, 2004, the return on assets (ROA) was 1.15% and return on equity (ROE) was 13.95%.

     “We were pleased that income was up despite a slow down in loan originations during the first three months of the year. For the quarter ended March 31, 2004, loan originations totaled $35.7 million, the lowest in the last twelve quarters,” said David A. Bochnowski, Chairman and Chief Executive Officer.

     “Reports of increased economic activity at the national level remain a rumor in Northwest Indiana where employment in the manufacturing sector continues to be buffeted by adjustments to a world economy,” Bochnowski noted.

     David Bochnowski, Chairman and Chief Executive Officer, attributed the Bank’s performance to core earnings, increased noninterest income from banking activities and high asset quality.

     During the quarter ended March 31, 2004 total assets grew $16.8 million, to $525.6 million. Investment portfolio growth totaled $14.4 million, while loan growth totaled $2.4 million. Asset growth was funded with retail deposits and low cost borrowings. Core accounts, which include checking, savings, money market, and sweep accounts, grew $10.8 million, or 4.5%. Balances in these accounts represented 55.7% of the Bancorp’s total funds at quarter end.

     Core earnings or net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $4.8 million for the current quarter, a 5.1% increase over the $4.6 million reported during the prior year.

     Noninterest income from banking activities increased by 4.0% for the current quarter. The improvement was due to increased income from fees and service charges, income from Trust operations and gains taken on the sales of securities as a result of the current interest rate environment.

     Despite the current general economic pressures, the Bank’s nonperforming loans to total assets remains at the manageable level of 0.32%, with no foreclosed real estate on the books. The Bank continues to maintain an adequate reserve for loan losses that was 0.93% of total loans at March 31, 2004.

     At March 31, 2004, shareholders equity stood at $42.5 million or 8.1% of total assets. The book value of the Bancorp’s stock stood at $15.37.

     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website at www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.

     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area and competition. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission.

NorthWest Indiana Bancorp

Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,
	2004	December 31,
	(unaudited)	2003
Assets

Cash and cash equivalents	$26,355	$16,070
Available-for-sale securities	63,100	60,806
Held-to-maturity securities	5,596	2,927
Federal Home Loan Bank stock	2,810	2,775
Loans held for sale	148	75
Loans receivable	412,219	409,808
Less: allowance for loan losses	(3,846)	(3,787)

Net loans receivable	408,373	406,021
Premises and equipment	14,212	14,419
Foreclosed real estate	0	0
Other assets	5,009	5,682

Total assets	$525,603	$508,775

Liabilities and Stockholders’ Equity

Deposits	$433,790	$421,640
Borrowed funds	45,269	40,895
Accrued expenses and other liabilities	4,050	4,686

Total liabilities	483,109	467,221
Stockholders’ Equity	42,494	41,554

Total liabilities and stockholders’ equity	$525,603	$508,775

Consolidated Statements of Income
(Dollars in Thousands)

	Three Months Ended
	March 31,
	(unaudited)
	2004	2003
Total interest income	$6,550	$6,637
Total interest expense	1,711	2,034

Net interest income	4,839	4,603
Provision for loan losses	60	120

Net interest income after provision for loan losses	4,779	4,483

Total noninterest income	774	744
Total noninterest expenses	3,289	2,923

Income before income tax expenses	2,264	2,304
Income tax expenses	792	861

Net Income	$1,472	$1,443

Selected Financial Data

	Three Months Ended
	March 31,
	2004	2003
Basic earnings per share	$0.53	$0.53
Net interest margin	4.00%	4.08%
Return on average assets	1.15%	1.22%
Return on average equity	13.95%	14.57%

	At
	March 31,	March 31,
	2004	2003
Stockholders’ equity as a percent of total assets	8.08%	8.18%
Book value per share	$15.37	$14.46